VOYAGER ENTERTAINMENT INTERNATIONAL, INC.
                        SIGNS AGREEMENT FOR FINANCING

LAS VEGAS -(BUSINESS WIRE)-October 7, 2002-Voyager Entertainment International, Inc., (OTC:BB-VEII) an entertainment/development company, today announced that it had reached an agreement with Residential Resources, Inc. to act as Voyager's exclusive agent in selling or hypothecating certain assets of Voyager, the proceeds of which will be utilized to finance the construction of Voyager's entertainment attraction in Las Vegas, Nevada.

About Residential Resources, Inc.

     Residential Resources, Inc. is an Investment Banking firm specializing in providing financing for residential and commercial real estate portfolios and projects through securitization.

About Voyager Entertainment International, Inc.

     Voyager is an entertainment development company that anticipates constructing the "World's Largest and Tallest Observation (Ferris) Wheel." The 560-foot tall high-tech attraction will have, on completion, the capacity of 7,000,000 guests per year with the average individual ride ticket of $18.00. Each wheel consists of 36 sky cruisers seating 16 passengers and making a complete revolution ("the ride") every 27 minutes. Each Sky Cruiser consists of its own galley and lavatory to achieve the maximum comfort and safety for its passengers. Additional information about Voyager is available at its website, www.voyager-ent.com.

Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits of the Residential Resources agreement, the ability of Residential Resources to assist the Company in selling or hypothecating its assets, the ability of the Company to develop its project, competitive environment within the entertainment industry, the Company's ability to successfully market its project, the ability of the Company to meet its development and financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.